Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D is being filed on behalf of each of the undersigned.

June 9, 2025	Phua Yong Tat

	By:	/s/ Phua Yong Tat

June 9, 2025	Phua Yong Pin

	By:	/s/ Phua Yong Pin

June 9, 2025	New Century International Homes Pte. Ltd.

	By:	/s/ Phua Yong Tat
Director

June 9, 2025	Golden Hill Capital Ltd

	By:	/s/ Phua Yong Tat
Director